NEWS
P. O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE

For more information, contact:
TNP Enterprises, Inc.	Texas-New Mexico Power Company and First Choice Power, Inc.
Ted Babcock	Valerie Smith – Media	Adam Carte - Investors
(516) 933-3105	(817) 737-1360	(817) 377-5541
email:tbabcock@tnpe.com	email:vsmith@tnpe.com	email :acarte@tnpe.com

TNP ENTERPRISES REPORTS 2004 RESULTS

          FORT WORTH, Texas— March 9, 2005— TNP Enterprises, Inc. (TNP) today announced a loss applicable to common stock of $75.6 million for the year ended December 31, 2004, which represents a $35.3 million decrease compared with a loss of $40.3 million for the comparable period in 2003. The $35.3 million decrease was driven by a $97.8 million extraordinary loss for disallowed stranded costs resulting from a Public Utility Commission of Texas (PUCT) order in the company’s true-up proceeding. Excluding the extraordinary loss, TNP had a $62.5 million improvement in earnings when compared with 2003.

          TNP’s principal subsidiaries are First Choice Power, L.P., and First Choice Power Special Purpose L.P. (collectively, First Choice) and Texas-New Mexico Power Company (TNMP).  Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the year ended December 31, 2004, and December 31, 2003:

TNP ENTERPRISES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Dollars in Thousands)

	2004			2003

	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Operating Revenues	$269,665	$544,681	$718,880	$249,488	$695,300)	$835,493)
Income (Loss) Applicable to Common Stock before Extraordinary Loss	$46,643	$30,488	$22,233	$25,282	$(13,278)	$(40,279)
Income (Loss) Applicable to Common Stock	$(51,193)	$30,488	$(75,603)	$25,282	$(13,278)	$(40,279)
EBITDA *$	$131,416	$49,071	$173,152)	$96,518	$(17,379)	$70,566)
Cash Flow from (used in) Operations$	$68,324	$45,413	$88,706	$68,445	$(9,151)	$32,358)
Debt Outstanding as of December 31 (including preferred stock)	$415,569	$0	$989,259	$423,626	$0	$973,102)
Cash and Cash Equivalents as of December 31	$65,759	$77,019	$150,346	$56,907	$45,045	$117,788

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*

EBITDA is an acronym for earnings before interest expense, taxes, depreciation and amortization. EBITDA includes the positive impact of accrued carrying costs on regulatory assets. Also, EBITDA excludes extraordinary items and clawback expense. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating future financial results.

TNP’s Earnings

          Excluding the extraordinary loss, TNP had a $62.5 million improvement in earnings when compared to 2003. The $62.5 million increase was driven by a $43.8 million improvement in First Choice earnings and a $21.4 million improvement in TNMP’s earnings. The First Choice increase resulted primarily from:

•	increased gross profits of $34.4 million ($22.4 million after taxes) resulting from lower 2004 purchased power expenses compared to 2003, which had higher natural gas prices;

•	increased gross profits from competitive customers of $23.2 million ($15.1 million after taxes) due to increases in competitive customer rates;

•	increased gross profits from price-to-beat customers of $10.3 million ($6.7 million after taxes) due to increases in price-to-beat customer rates;

•	decreased O&M of $6.4 million ($4.2 million after taxes) due primarily to lower bad debt costs, and;

•	decreased gross profit of $2.5 million ($1.6 million after taxes) due to lower sales driven by milder than normal weather and a net decrease in customers served compared to 2003.

          The $21.4 million increase at TNMP is primarily attributable to the accrued interest represented by carrying charges of $31.0 million ($20.2 million after taxes) on Texas’ stranded costs. Of that amount, $27.2 million of carrying charges are related to the period January 1, 2002, through July 21, 2004. These charges resulted from a June 2004 Texas Supreme Court ruling that addressed recovery of carrying charges on stranded costs back to January 1, 2002, the date that competition began in Texas. Excluding the accrued interest represented by carrying charges and the extraordinary item, TNMP’s 2004 earnings were $1.1 million greater than 2003. The increase in earnings was driven by a $15.7 million ($10.2 million after taxes) disallowance of fuel costs by the Public Utility Commission of Texas in 2003, but was largely offset by milder weather, lower electric service revenues and higher transmission costs in 2004.

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EBITDA Results

          EBITDA for TNP was $173.2 million for the year ended December 31, 2004, which is $102.6  million higher compared with the same period in 2003.  The $102.6 million increase is primarily due to the variances described above (before taxes), including accrued interest represented by carrying charges. EBITDA excludes the extraordinary item. Detailed below is a reconciliation of TNP consolidated Net Income (Loss) applicable to Common Stock to EBITDA for the years ended December 31, 2004, and December 31, 2003.

Reconciliation of TNP Enterprises & Subsidiaries
Consolidated Net Income(Loss) to EBITDA
(Dollars in Millions)

	2004			2003

	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Net Income (Loss) applicable to Common Stock	$(51.2)	$30.5	$(75.6)	$25.3	$(13.3)	$(40.3)
Reconciling Items:
Interest charges & preferred dividends	28.7	0.4	92.5	28.9	1.1	90.0
Income taxes	26.4	17.9	28.3	13.7	(8.7)	(11.3)
Depreciation, amortiz. & other	29.7	0.3	30.2	28.6	0.3)	29.0
Clawback Accrual	—	—	—	—	3.2	3.2
Extraordinary item - loss	97.8	—	97.8	—	—	—

EBITDA	$131.4	$49.1	$173.2	$96.5	$(17.4)	$70.6

Cash Flow from Operations

          TNP’s consolidated cash flow from operations was $88.7 million in 2004, which represents an increase of $56.3 million, compared with cash flow from operations of $32.4 million for 2003. The increase was driven by:

•	reduced payments to suppliers of $25.7 million primarily attributable to decreased transmission and distribution charges resulting from lower sales;

•	increased revenues, net of purchased power costs, of $16.9 million, due primarily to lower purchased power costs and increased customer rates, and;

•	payments in 2003 of $19.6 million for the purchase of natural gas options as part of First Choice’s hedging strategy.

          Since the merger in April 2000, TNP has reduced its consolidated debt balance, excluding preferred stock, by a total of $94.9 million. In addition, TNP has a consolidated balance of cash and cash equivalents of $150.3 million as of December 31, 2004.

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First Choice Customer Retention and Acquisition

          When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. At December 31, 2004, First Choice served approximately 163,000, or 84 percent, of those customers. Additionally, First Choice serves approximately 51,000 residential and commercial competitive customers acquired since the competitive pilot project began in the second half of 2001, and 5,000 aggregated municipal accounts. With a total of approximately 214,000 residential and commercial customers at December 31, 2004, First Choice increased residential and commercial customers served since January 2002 by 19,000, or 10 percent.

Acquisition Progress

          Since the July 2004 announcement of the acquisition agreement under which PNM Resources would acquire the outstanding common shares of TNP Enterprises, significant progress has been achieved in securing the regulatory approvals required to complete the transaction.  In February 2005, as a result of settlement discussions with intervening parties, PNM Resources and Texas-New Mexico Power filed with the Public Utility Commission of Texas and the New Mexico Public Regulation Commission joint stipulations settling all issues in the acquisition dockets.  PNM Resources and Texas-New Mexico Power filed a joint application at the Federal Energy Regulatory Commission in December 2004, and received an order  approving the acquisition on March 2, 2005.  PNM Resources has filed all the required Securities and Exchange Commission (SEC) actions needed for approval of the acquisition from the SEC and has additionally received anti-trust clearance under the Hart-Scott-Rodino act from the Federal Trade Commission in February 2005. Management believes that all regulatory approvals will be received in time for the completion of the acquisition in the second quarter of 2005.

          Additional information on 2004 results can be obtained from the TNP and TNMP’s Form 10-Ks on file with the Securities and Exchange Commission.

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The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although TNP believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to:

•	the outcome of any appeals of the Public Utility Commission of Texas (PUCT) order in the stranded cost true-up proceeding;
•

the results of any future regulatory proceedings, including risks and uncertainties relating to the receipt of outstanding regulatory approvals of the proposed acquisition of TNP Enterprises, Inc. (TNP) by PNM Resources, Inc. (the PNM Transaction);

•	the payment of dividends by Texas-New Mexico Power Company (TNMP), First Choice Power, L.P. (FCP) or First Choice Power Special Purpose, L.P. (FCPSP) (FCP and FCPSP collectively, First Choice);
•	the ability of First Choice to attract and retain customers;
•	price fluctuations in the electric power and natural gas markets;
•	changes to First Choice purchased power costs resulting from the ERCOT settlement process;
•	changes in Electric Reliability Council of Texas (ERCOT) protocols;
•	collections experience;
•	the risks that the businesses of TNP and PNM Resources will not be integrated successfully after the PNM Transaction;
•	the risk that the benefits of the PNM Transaction will not be fully realized or will take longer to realize than expected,
•	the risk that TNP debt and preferred retirements will not occur as expected,
•	the risk that disruption from the PNM Transaction will make it more difficult to maintain relationships with customers, employees, suppliers or other third parties,
•	conditions in the financial markets relevant to the PNM transaction;
•	interest rates;
•	weather;
•	changes in supply and demand in the market for electric power;
•	market liquidity;
•	the competitive environment in the electric and natural gas industries;
•	state and federal regulatory and legislative decisions and actions;
•	the effects of accounting pronouncements that may be issued periodically;
•	insurance coverage available for claims made in litigation;
•	general business and economic conditions;
•	the outcome of legal proceedings and the performance of state, regional and national economies;
•	and other factors described from time to time in TNP and TNMP’s reports filed with the Securities and Exchange Commission.

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